                                                                    EXHIBIT 99.1



U.S. TRUST CORPORATION
401(K) PLAN

Financial statements as of December 31,
2002 and 2001, and for the Year Ended
December 31, 2002 and Supplemental
Schedule as of December 31, 2002, and
Independent Auditors' Report

U.S. TRUST CORPORATION 401(K) PLAN

TABLE OF CONTENTS
-------------------------------------------------------------------------------

                                                                            PAGE
                                                                            ----
INDEPENDENT AUDITORS' REPORT ............................................      1

FINANCIAL STATEMENTS:

  Statements of Net Assets Available for Benefits
    as of December 31, 2002 and 2001 .....................................     2

  Statement of Changes in Net Assets Available for Benefits
    for the year ended December 31, 2002 .................................     3

  Notes to Financial Statements .........................................    4-9

SUPPLEMENTAL SCHEDULE -

I.   Form 5500:  Schedule H, Item 4(i)
     Schedule of Assets Held for Investment as of December 31, 2002 .....     10

INDEPENDENT AUDITORS' REPORT

To the Retirement and 401(k)/ESOP Administrative Committee of
U. S. Trust Corporation

We have audited the accompanying statements of net assets available for benefits of the U.S. Trust Corporation 401(k) Plan (the "Plan") as of December 31, 2002 and 2001, and the related statement of changes in net assets available for benefits for the year ended December 31, 2002. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2002 and 2001, and the changes in net assets available for benefits for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment (Schedule I) as of December 31, 2002 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. This schedule has been subjected to the auditing procedures applied in our audit of the basic 2002 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.


Deloitte and Touche LLP
New York, New York
June 17, 2003

U.S. TRUST CORPORATION 401(K) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------

                                                   2002              2001
                                                   ----              ----
ASSETS:
  Investments, at fair value ...............   $276,164,060      $365,981,160
  Loans receivable from plan participants ..      3,630,483         5,206,360
  Employer contributions receivable ........      2,206,635         3,454,695
                                               ------------      ------------
NET ASSETS AVAILABLE FOR BENEFITS ..........   $282,001,178      $374,642,215
                                               ============      ============

See notes to financial statements.

U.S. TRUST CORPORATION 401(K) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 2002
--------------------------------------------------------------------------------

CHANGES IN FAIR VALUE OF NET ASSETS ATTRIBUTED TO:
  Investment income (loss):
    Net depreciation on investments                     $ (82,108,480)
    Interest                                                2,296,683
    Dividends                                                 576,077
    Employee loan repayments - interest                       298,058
    Other                                                    (197,404)
                                                        -------------
      Net investment loss                                 (79,135,066)
                                                        -------------
  Contributions:
    Participant                                            11,051,496
    Employer, net of forfeitures                           11,283,187
                                                        -------------
      Total contributions                                  22,334,683
                                                        -------------
      Net investment loss after contributions             (56,800,383)
BENEFITS PAID TO PARTICIPANTS                             (35,840,654)
                                                        -------------
NET DECREASE                                              (92,641,037)

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                       374,642,215
                                                        -------------
  End of year                                           $ 282,001,178
                                                        =============


See notes to financial statements.

U.S. TRUST CORPORATION 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------

1.    DESCRIPTION OF THE PLAN

      The following description of the U.S. Trust Corporation 401(k) Plan (the "Plan") is provided for general purposes only. Participants should refer to the Plan Document for more complete information.

      STRUCTURE OF PLAN - The Plan was originally adopted by United States Trust Company of New York ("USTNY") on October 5, 1961. Effective January 1, 2001, U.S. Trust Corporation ("USTC"), USTNY's Parent, assumed sponsorship of the Plan. On May 31, 2000, USTC became a wholly-owned subsidiary of The Charles Schwab Corporation ("CSC") and CSC became a financial holding company, subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. USTNY is CSC's primary depository institution subsidiary. The Plan is a defined contribution plan to which participants are not required to contribute. The Plan is trusteed by USTNY and covers all eligible employees of USTC and participating affiliates, who have completed three months of service. The Plan has an Employee Stock Ownership Plan ("ESOP") feature, a 401(k) feature and a matching contribution feature. As of December 31, 1998, the final ESOP allocation was made to the Plan. No additional shares will be allocated to the ESOP. All contributions to the ESOP and related investment earnings are 100% vested and maintained in the ESOP Stock Fund.

      Under the 401(k) feature of the Plan, employees may elect to make contributions to the Plan of up to 50% of their eligible compensation, subject to the limitations applicable under the Internal Revenue Code of 1986, as amended (the "Code"). Eligible compensation includes base pay, commission, bonus and overtime. All 401(k) elective contributions and related investment earnings that are allocated to an employee's account under the Plan are immediately 100% vested.

      Under the 401(m) matching feature of the Plan, all participants who are actively employed as of December 31 of each year and who have completed at least three months of service are eligible to receive a matching contribution. For the 2001 Plan year, the match was equal to 100% of a participant's 401(k) contributions to the Plan, up to a maximum of 5% of each participant's annual base pay. Effective January 1, 2002, the match was equal to 200% of the first $250 of a participant's 401(k) contributions to the Plan plus 100% thereafter, up to a maximum of 5% of eligible compensation. Matching contributions and investment earnings thereon prior to January 1, 2002 become fully vested after five years of service. Matching contributions after January 1, 2002 are immediately 100% vested. Participants also vest in matching contributions upon death or the attainment of age 65.

      PARTICIPANT ACCOUNTS - Individual accounts are maintained for each Plan participant. Each participant's account is credited with the participant's contribution and allocations of matching contributions and Plan earnings, and charged with an allocation of Plan losses. Allocations are based on participant earnings or account balances, as defined.

      FORFEITED ACCOUNTS - If a participant terminates employment before completing five years of service, all 401(k) matching contributions and investment earnings thereon are forfeited. If a participant is rehired prior to a five-year break in service, any forfeited amounts, including earnings thereon, will be restored in accordance with the Plan. Forfeited amounts will be used to restore benefits to rehired employees and to offset employer matching contributions. At December 31, 2002 and 2001 forfeited nonvested accounts totaled $94,275 and $41,353, respectively. These accounts were used to reduce the employer matching contributions. Employer contributions are shown net of $94,275 of forfeitures that were used to offset the match in 2002.

      PLAN INVESTMENT ALTERNATIVES - In January 2002, the assets of the ESOP Stock Fund were converted to units and the fund was renamed the ESOP Unitized Stock Fund. The assets in the ESOP Unitized Stock Fund and the Schwab Stock fund are primarily invested in the publicly traded stock of CSC. A small percentage of the funds are invested in short-term investments to facilitate daily trading.

      Available cash in the Plan may be invested in short-term investments in such amounts as the Plan Administrator deems appropriate for the purposes of the Plan.

      PLAN TERMINATION - USTC has not expressed any intent to discontinue its contributions; however, under the provisions of the Plan, it may do so at any time, subject to the provisions set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). In the event such discontinuance results in termination of the Plan, the Plan provides that all participants would be fully vested in the share of each fund allocated to their individual accounts based on market value of each fund at the time the Plan is terminated.

      PLAN ADMINISTRATION - The Plan is administered by the Retirement and 401(k)/ESOP Administrative Committee of U. S. Trust Corporation.

      PLAN ACCOUNTING AND DISTRIBUTIONS - Investments are valued on a daily basis and are reflected in participants' accounts based on actual cash value.

      Generally, distributions are made to participants in cash or, in the case of the Schwab Stock Fund and the ESOP Unitized Stock Fund, participants may elect to receive shares of common stock of CSC at their plan share value, as follows:

      - Retirement - either lump sum, or in installments over periods up to 15 years;

      -     Termination - lump sum;

      -     Death - lump sum to beneficiary; and

      - During employment - lump-sum withdrawal on a hardship or discretionary basis of all or part of the current value of the 401(k) portion of the employee's account balance subject to applicable Code requirements.

      Employees may elect to transfer all or any part of their interests in one or more of the investment fund(s) to any other investment fund(s) on a daily basis.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF ACCOUNTING - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

      USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

      INVESTMENT VALUATION

      Investments are recorded at fair value. The fair market value of investment securities is determined based on the investment valuation policy, as follows:

      - Mutual funds, which are registered investment companies, are valued at quoted market prices.

      - Short-term investments are valued at cost, which approximates fair value.

      - Shares of the UST Capital Preservation Fund, which is a common/collective trust, are valued based on the contract prices of investment contracts and market prices of the underlying publicly-traded investments in the fund.

      - Common stocks are valued at the quoted market price; realized gains and losses are determined on an average-cost basis.

      -     Purchases and sales are recorded on a trade date basis.

      - Loans receivable from Plan Participants are valued based on the outstanding principal balance of loans. It is not otherwise possible to estimate the fair market value of loans receivable since, upon the termination of a Participant's employment for any reason, the loan is accelerated and repayable in full under the provisions of the Plan. In such a case, failure by the Participant to repay the loan for any reason, including financial inability to do so, will be deemed a distribution from that Participant's account balance in the amount of the unpaid loan balance and will be subject to taxes and related tax penalties for early distribution as provided for under the Code.

      INCOME RECOGNITION

      - Dividend income is recorded on the ex-dividend date. All other investment income is recorded as earned on the accrual basis.

      - The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

      PAYMENT OF BENEFITS - Benefits are recorded when paid.

3.    INVESTMENTS

      The following presents investments that represent 5 percent or more of the Plan's net assets:

                                                               DECEMBER 31,
                                                               ------------
                                                          2002              2001
                                                          ----              ----
**  Charles Schwab Corporation Stock, 12,167,423
      and 13,717,607 shares, respectively *           $132,016,540      $212,211,380

**  Schwab Value Advantage Fund, 26,448,028
      and 31,986,770 shares, respectively
                                                        26,448,028        31,986,770

**  Excelsior Blended Equity Fund, 1,128,488
      and 1,041,695 shares, respectively
                                                        29,871,075        36,886,427

**  Excelsior Value and Restructuring Fund,
      855,965 and 746,044 shares, respectively
                                                        20,936,906        23,918,165

**  Excelsior Managed Income Fund, 1,777,166
      shares and 1,882,514 shares, respectively
                                                        16,669,813        17,036,751

**  Excelsior Short-Term Government Securities
      Fund, 1,925,578 shares and 1,436,608
      shares, respectively                              14,075,975        10,286,112

*     Nonparticipant-directed in 2001

**    Permitted party-in-interest

      During 2002, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) (depreciated)/appreciated in value by $(82,108,480) as follows:

                                  2002
Mutual funds                  $(21,497,626)
Common stock                   (61,046,791)
Common/collective trusts           435,937
                              ------------
                              $(82,108,480)
                              ============

4.    EMPLOYER CONTRIBUTIONS

      Employer contributions for 2002 and 2001 comprise:

                          2002             2001
                          ----             ----
401(k) feature        $ 2,206,635      $ 3,454,695
Matching feature        9,076,552        6,548,814
                      -----------      -----------
                      $11,283,187      $10,003,509
                      ===========      ===========

      Employer contributions include awards under the Annual Incentive Plans that participants have elected to defer under the 401(k) feature of the Plan. Employer contributions are shown net of $94,275 of forfeitures that were used to offset the match in 2002.

5.    LOANS TO PARTICIPANTS

      Participants in the Plan are able to borrow up to 50% of their account balances in the Plan, including the value of their interest in the ESOP Stock Fund, up to a maximum of $50,000 (ESOP funds, however, cannot be borrowed). Loans bear interest at a fixed rate based on an average of the prime lending rates charged by major banking institutions on the date the loan is requested. Participants who borrow from their Plan accounts do not receive allocations of Plan investment income on the amounts borrowed; however, they are credited with the interest they pay on such loans. Loans are repayable over periods not to exceed five years unless they are granted for the purchase of a principal residence, in which case they are repayable over periods not to exceed ten years. The loan principal and interest payments made by participants are added to their respective account balances.

6.    RELATED PARTY TRANSACTIONS AND EXPENSES

      Certain officers and employees who are participants in the Plan perform administrative services related to the operation and financial reporting of the Plan. CSC provides recordkeeping services to the Plan. USTNY pays these and other administrative expenses on behalf of the Plan.

      In addition, some of the Plan's assets are invested in Excelsior Mutual Funds, which are advised by USTNY and U.S. Trust Company and the UST Capital Preservation Fund, which is advised by U.S. Trust Company, N.A., which are all subsidiaries of USTC, and Schwab Mutual Funds, which are advised by Charles Schwab Investment Management. Although these transactions qualify as party-in-interest transactions, they are specifically exempt in accordance with U.S. Department of Labor Prohibited Transaction Exemptions.

7.    NONPARTICIPANT-DIRECTED INVESTMENTS

      In 2001, the Schwab Stock Fund held both participant-directed and nonparticipant-directed investments. Nonparticipant-directed investments are only in the form of common stock. All other investments were participant-directed. Effective January 1, 2002, all investments in the Schwab Stock Fund were participant-directed. Information about the 2001 net assets and the significant components of the 2001 changes in net assets are as follows:

                                            2001
                                            ----
Net assets:
  Common stocks                         $ 99,948,313
  Money market account                    11,452,949
  Employer contribution receivable           509,973
                                        ------------
                                        $111,911,235
                                        ============

8.    TAX STATUS

      In a letter dated March 13, 2002, the Internal Revenue Service has determined that the Plan, as amended and restated November 7, 2001, constitutes a qualified trust under Section 401(a) of the Internal Revenue Code and is, therefore, exempt from Federal income taxes under provisions of Section 501(a). The Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

      A participant will not be subject to income tax on amounts contributed to the Plan on his/her behalf nor on any income earned by the Plan and credited to his/her account until such amounts are withdrawn by or distributed to the participant, or deemed distributed to him/her by reason of failure to repay a loan.

                                     ******

                                                                      SCHEDULE I

U.S. TRUST CORPORATION 401(K) PLAN

SCHEDULE TO FORM 5500: SCHEDULE H, ITEM 4(I)
SCHEDULE OF ASSETS HELD FOR INVESTMENT
AS OF DECEMBER 31, 2002
--------------------------------------------------------------------------------

  NUMBER                                                                            FAIR
OF SHARES                        INVESTMENT DESCRIPTIONS                 COST       VALUE
---------                        -----------------------                 ----       -----
                    SHORT-TERM INVESTMENTS:
26,448,028     *      Schwab Value Advantage Fund                         **     $ 26,448,028
     3,286            BT Pyramid Directed Cash Fund                       **            3,286

                    COMMON STOCK:
12,167,423     *      Charles Schwab Corporation Stock                    **      132,016,540

                    MUTUAL FUNDS:
 1,128,488     *      Excelsior Blended Equity Fund                       **       29,871,075
   573,716     *      Excelsior High Yield Fund                           **        2,312,077
 1,777,166     *      Excelsior Managed Income Fund                       **       16,669,813
   102,167     *      Excelsior Intermediate-Term Managed Income Fund     **          749,904
 1,925,578     *      Excelsior Short-Term Government Securities Fund     **       14,075,975
   591,776     *      Excelsior International Fund                        **        4,461,992
   988,829     *      Excelsior Institutional Optimum Growth Fund         **        8,405,044
   130,903     *      Excelsior Real Estate Fund                          **          866,579
   855,965     *      Excelsior Value And Restructuring Fund              **       20,936,906
   691,297     *      Excelsior Small Cap Fund                            **        6,442,891
   135,007     *      Schwab Small-Cap Index Fund                         **        1,813,145
   207,914     *      Schwab 1000 Fund                                    **        5,168,739
   102,780     *      Schwab International Index Fund                     **        1,065,825

                    COMMINGLED TRUST FUNDS:
   120,070     *      UST Capital Preservation Fund                       **        4,856,241
                                                                                 ------------

                         Total investment assets                                  276,164,060

               *    PARTICIPANT LOANS
                      Maturity dates between one and ten years,
                      interest rates between 4.75% and 9.5%               **        3,630,483
                                                                                 ------------


                        TOTAL                                                    $279,794,543
                                                                                 ============

-------------
*     Permitted party-in-interest

** Cost information is not required for participant-directed investments and, therefore, is not included.